Exhibit 99.4

JMP Group Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

Effective April 7, 2009 JMP Group Inc. (the “Company”), through its majority owned indirect subsidiary JMP Credit Corporation, completed the acquisition of 100% of the membership interests of Cratos Capital Partners, LLC and its subsidiaries, including Cratos Capital Management, LLC (collectively, “Cratos”), an alternative asset manager of collateralized loan obligations, together with certain securities of Cratos CLO I, Ltd. (the “CLO”). The CLO is a diversified portfolio of approximately $467 million par amount of first lien corporate loans for which Cratos serves as investment adviser. The following unaudited pro forma condensed combined balance sheet presents our historical financial position combined with Cratos as if the acquisition had occurred on March 31, 2009. The following unaudited pro forma condensed combined statements of income present the combined results of the Company’s operations with Cratos as if the acquisition had occurred on January 1, 2008.

The unaudited pro forma condensed financial statements should be read in conjunction with:

•	accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

•	separate historical financial statements of the Company included in our Annual Report on Form 10-K/A for the year ended December 31, 2008 and Form 10-Q for the three months ended March 31, 2009; and

•	separate historical financial statements of Cratos provided as Exhibits 99.1, 99.2 and 99.3.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and Cratos, giving effect to the acquisition as if it had been completed on March 31, 2009. Such information was prepared using the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the cash consideration issued in connection with the acquisition. In the unaudited pro forma condensed combined balance sheet, the Company’s cost to acquire Cratos has been allocated to the assets acquired and liabilities assumed based upon estimates of their fair value, as further discussed below.

The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2009 and for the year ended December 31, 2008, combine the historical consolidated statements of income of the Company and Cratos, giving effect to the acquisition as if it had been completed on January 1, 2008. Such information includes certain purchase accounting adjustments, such as amortization of liquidity discounts on assets and liabilities. Additionally, such information does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition.

Based on the Company’s review of Cratos summary of significant accounting policies disclosed in its historical financial statements and related notes, the nature and amount of any adjustments to the historical financial statements of Cratos to conform their accounting policies to those of the Company are not expected to be significant.

JMP Group Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2009

	March 31, 2009
	JMP Group Inc.	Cratos	Pro Forma Adjustments		Pro Forma Combined JMP Group Inc.
Assets
Cash and cash equivalents	$33,613,478	$4,581,848	$(2,164,971	) (a)	$36,030,355
Restricted cash and deposits	5,725,093	44,215,641	—		49,940,734
Receivable from clearing broker	2,691,564	—	—		2,691,564
Investment banking fees receivable, net of allowance for doubtful accounts	981,690	—	—		981,690
Marketable securities owned, at fair value	11,205,453	—	—		11,205,453
Other investments	54,504,855	—	—		54,504,855
Loans held for investment	5,003,704	—	—		5,003,704
Loans collateralizing asset-backed securities issued	—	393,266,989	(113,224,756	) (b)	280,042,233
Interest receivable	—	1,365,275			1,365,275
Deferred tax assets	11,555,029	—	50,121,928	(c)	61,676,957
Deferred financing costs, net	—	6,897,666	(6,897,666	) (d)	—
Other assets	11,632,360	274,946	(89,490	) (e)	11,817,816

Total assets	$136,913,226	$450,602,365	$(72,254,955)		$515,260,636

Liabilities and Equity
Liabilities:
Marketable securities sold, but not yet purchased, at fair value	$4,573,274	$—	—		$4,573,274
Accrued compensation	10,400,597	72,690	—		10,473,287
Note payable	10,346,807	0	$4,000,000	(a)	14,346,807
Working capital facility	—	5,799,666	(5,799,666	) (a)	—
Corporate debt	—	59,400,000	(59,400,000	) (f)	—
Other liabilities	5,133,415	2,390,830	—		7,524,245
Deferred tax liability	—	—	50,703,100	(c)	50,703,100
Contingent liability	—	—	2,253,944	(g)	2,253,944
Interest payable	—	12,936,080	(12,025,217	) (f)	910,863
Asset-backed securities issued	—	455,000,000	(138,487,000	) (h)	316,513,000

Total liabilities	30,454,093	535,599,266	(158,754,839)		407,298,520

Commitments and Contingencies
JMP Group Inc. Stockholders’ Equity
Common stock	22,070	—	—		22,070
Additional paid-in capital	127,312,479	6,412	(6,412	) (i)	127,312,479
Treasury stock	(10,389,820)	—	—		(10,389,820)
Accumulated deficit	(10,448,559)	(85,003,313)	86,182,591	(j)	(9,269,281)

Total JMP Group Inc. stockholders’ equity	106,496,170	(84,996,901)	86,176,179		107,675,448
Noncontrolling Interest	(37,037)	—	323,705	(k)	286,668

Total equity	106,459,133	(84,996,901)	86,499,884		107,962,116

Total liabilities and equity	$136,913,226	$450,602,365	$(72,254,955)		$515,260,636

JMP Group Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

March 31, 2009

	Three Months Ended March 31, 2009
	JMP Group Inc.	Cratos	Pro Forma Adjustments		Pro Forma Combined JMP Group Inc.
Revenues
Investment banking	$4,115,830	$—	$—		$4,115,830
Brokerage	8,539,279	—	—		8,539,279
Asset management fees	8,465,998	—	—		8,465,998
Principal transactions	2,889,638	—	—		2,889,638
Net interest income	210,298	517,830	(121,139	) (*)(l)	606,989
Provision for loan losses	(725,000)	(440,824)	—		(1,165,824)
Dividend	454,710	—	—		454,710
Other income	266,976	109,198	—		376,174

Total revenues	24,217,729	186,204	(121,139)		24,282,794

Expenses
Compensation and benefits	18,800,515	597,654	—		19,398,169
Administration	1,121,307	897,167	—		2,018,474
Brokerage, clearing and exchange fees	1,249,631	—	—		1,249,631
Dividend expense	21,255	—	—		21,255
Other	2,938,122	—	—		2,938,122

Total expenses	24,130,830	1,494,821	—		25,625,651

Income before income tax expense (benefit)	86,899	(1,308,617)	(121,139)		(1,342,857)
Income tax expense (benefit)	52,428	—	(582,568	) (m)	(530,140)

Net income	34,471	(1,308,617)	461,429		(812,717)
Less: Net income (loss) attributable to the noncontrolling interest	526	—	(49,137	) (n)	(48,611)

Net income attributable to JMP Group Inc.	$33,945	$(1,308,617)	$510,566		$(764,106)

Net income per share:
Basic	$0.00	—	—		$(0.04)
Diluted	$0.00	—	—		$(0.04)
Average shares outstanding:
Basic	20,499,990	—	—		20,499,990
Diluted	20,701,575	—	—		20,499,990

(*)	If net interest income was increased to eliminate historical amortized amounts that will not affect net interest income after the acquisition the following amounts would be adjusted, in addition to the item above.

$’000
Reversal of amortization of deferred loan fees and costs	2,280
Reversal of corporate debt interest expense	2,023
Reversal of working capital interest expense	109

4,412

JMP Group Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

December 31, 2008

	Year Ended December 31, 2008
	JMP Group Inc.	Cratos	Pro Forma Adjustments		Pro Forma Combined JMP Group Inc.
Revenues
Investment banking	$27,249,421	$—	$—		$27,249,421
Brokerage	35,731,188	—	—		35,731,188
Asset management fees	11,368,966	—	—		11,368,966
Principal transactions	(4,657,068)	—	—		(4,657,068)
Net interest income	1,989,388	13,414,056	440,914	(*)(l)	15,844,358
Provision for loan losses	(2,896,149)	(54,492,606)	—		(57,388,755)
Dividend	3,347,031	—	—		3,347,031
Other income	1,157,831	2,284,111	—		3,441,942
Bargain purchase gain	—	—	1,179,278	(j)	1,179,278

Total revenues	73,290,608	(38,794,439)	1,620,192		36,116,361

Expenses
Compensation and benefits	65,745,840	5,771,691	—		71,517,531
Administration	5,886,781	3,472,356	—		9,359,137
Brokerage, clearing and exchange fees	5,062,582	—	—		5,062,582
Dividend expense	178,547	—	—		178,547
Other	13,262,554	—	—		13,262,554

Total expenses	90,136,304	9,244,047	—		99,380,351

Income before income tax expense (benefit)	(16,845,696)	(48,038,486)	1,620,192		(63,263,990)
Income tax expense (benefit)	(5,700,952)	—	(18,913,598	) (m)	(24,614,550)

Net income	(11,144,744)	(48,038,486)	20,533,790		(38,649,440)
Less: Net income (loss) attributable to the noncontrolling interest	(498,404)	—	(1,595,272	) (n)	(2,093,676)

Net income attributable to JMP Group Inc.	$(10,646,340)	$(48,038,486)	$22,129,062		$(36,555,764)

Net income per share:
Basic	$(0.53)				$(1.81)
Diluted	$(0.53)				$(1.81)
Average shares outstanding:
Basic	20,210,888				20,210,888
Diluted	20,210,888				20,210,888

(*)	If net interest income was increased to eliminate historical amortized expense amounts that will not affect net interest income after the acquisition the following amounts would be adjusted, in addition to the item above.

$’000
Reversal of amortization of deferred loan fees and costs	15,781
Reversal of corporate debt interest expense	7,930
Reversal of working capital interest expense	713

24,424

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Description of transaction and basis of presentation

Effective April 7, 2009 JMP Group Inc. (the “Company”), through its majority owned indirect subsidiary JMP Credit Corporation, completed the acquisition of 100% of the membership interests of Cratos Capital Partners, LLC. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States (GAAP). Under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations, the assets and liabilities of Cratos are recorded as of the acquisition date at their respective fair values, and consolidated with the Company’s assets and liabilities.

Note 2: Purchase Price

For the purposes of this pro forma analysis, the purchase price has been allocated based on an estimate of the fair value of assets and liabilities acquired as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions.

Amount of cash paid	$4,000,000
Fair value of contingent consideration	2,253,944
Discount on noncontrolling interest	73,705

Estimated purchase price	$6,327,649

Purchase price allocation is presented below:

Assets:
Cash and cash equivalents	$1,910,523
Restricted cash and deposits	44,359,080
Loans collateralizing asset-backed securities issued	280,499,632
Interest receivable	1,136,896
Deferred tax asset	50,121,928
Other assets	254,386

Total assets	$378,282,445

Liabilities:
Other liabilities	$2,349,830
Deferred tax liability	50,703,100
Interest payable	1,209,588
Asset-backed securities issued	316,513,000

Total liabilities	$370,775,518

Gain on bargain purchase*	$1,179,278

Estimated purchase price	$6,327,649

*	The gain on bargain purchase will be recorded as a separate component of revenues in the Company’s Form 10-Q for the quarter ended June 30, 2009.

Note 3:	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

a)	Represents the net reduction to cash of $2.16 million and increase in note payable of $4.00 million for the capitalization of JMP Credit Corporation. The cash injection from the Company and noncontrolling interest of Cratos management was used to extinguish the working capital facility with the prior owner at closing.

In addition at closing there was the purchase (retirement upon consolidation for GAAP purposes) of $14.05 million face value of CLO I asset backed securities (“ABS”) from the prior owner (also see footnote h).

The increase in note payable was temporary financing as this was repaid on April 30, 2009. ($ in thousands):

Cash from draw down of note payable	$4,000
Issuance of stock to noncontrolling interest	250
Repayment of working capital line principal to previous owner at closing	(5,800)
Repayment of working capital line accrued interest to previous owner at closing	(7)
Purchase of ABS from previous owner at closing	(608)

Net cash outflow	$(2,165)

b)	Represents the following adjustments to record loans collateralizing ABS on a fair value basis for purchase accounting purposes from the amortized cost method as historically reported by Cratos ($ in thousands):

Reversal of net unamortized deferred loan fees and costs	$10,738
Reversal of loan loss reserves	55,705
Recognition of liquidity discount	(128,175)
Recognition of non accretable discount	(51,493)

$(113,225)

c)	Represents the recognition of the deferred tax asset and liability at acquisition, produced by the difference between the tax basis and fair value GAAP basis for purchase accounting purposes for loans and ABS.

d)	Represents the reversal of deferred financing costs to present ABS on a fair value basis for purchase accounting purposes from the amortized cost method as historically reported by Cratos.

e)	Represents an adjustment to present other assets, consisting of accounts receivable, prepaid expenses and fixed assets, as historically reported by Cratos on a fair value basis for purchase accounting purposes.

f)	Represents forgiveness of corporate debt and associated accrued interest from the previous owners to Cratos prior to the acquisition by the Company.

g)	Represents a $3.00 million note granted at closing to one of the previous owners, payable only from the cash flows derived from the subordinated notes held by Cratos, during the three year period subsequent to the closing date. This note is recorded at fair value for purchase accounting purposes. Refer to the components of purchase price table provided above in note 2 for further information.

h)	Represents the following adjustments to present ABS on a fair value basis for purchase accounting purposes from the amortized cost method as historically reported by Cratos ($ in thousands):

Retirement of ABS acquired by Cratos (at face value)	$(14,050)
Recognition of liquidity discount	(124,437)

$(138,487)

i)	Represents an adjustment to eliminate the capital of Cratos upon acquisition and consolidation into the Company’s financial statements as of April 7, 2009.

j)	Represents the elimination of the historical balances of equity and retained earnings and record the forgiveness of corporate debt prior to acquisition by the Company. The accumulated deficit is net of an extraordinary gain (bargain purchase) of $1.18 million recognized on the acquisition date. Refer to the purchase price allocation table provided above for further information.

k)	Represents the fair value of noncontrolling interest of $324 thousand of JMP Credit Corporation common stock issued to Cratos employees.

l)	Represents an adjustment to present net interest income as historically reported by Cratos as adjusted for future changes in amortization for purchase accounting purposes as follows ($ in thousands):

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
Recognition of loan liquidity discount amortization	8,725	34,899
Recognition of ABS liquidity discount amortization	(8,846)	(34,459)

	$(121)	$440

m)	Represents an adjustment to provide for income tax benefit for the net loss of Cratos, which historically was a non taxable entity, resulting in the pro forma adjustments at the statutory tax rate, totaling $583 thousand benefit for the three months ended March 31, 2009 and $18.91 million benefit for the year ended December 31, 2008.

n)	Represents an adjustment to reflect the net loss attributable to the noncontrolling interest in JMP Credit Corporation of $49 thousand for three months ended March 31, 2009 and $1.60 million for the year ended December 31, 2008.